Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Leucadia National Corporation on (i) Form S-8 (File No. 2-84303), (ii) Form S-8 and S-3 (File No. 33-6054), (iii) Form S-8 and S-3 (File No. 33-26434), (iv)
Form S-8 and Form S-3 (File No. 33-30277), (v) Form S-8 (File No. 33-61682) and
(vi) Form S-8 (File No. 33-61718) of our report dated March 23, 1998, on our audits of the consolidated financial statements and financial statement schedules of Leucadia National Corporation and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.




                                          COOPERS & LYBRAND L.L.P.


New York, New York
March 23, 1998